EXHIBIT 99.1

June 30, 2011

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS PROFITABLE FISCAL 2011

MIDLAND, TX – 06/30/11 – Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2011.

The Company reported net income of $155,696, or $.08 per diluted share, for fiscal year 2011 as compared to $400,839, or $.21 per diluted share, for fiscal 2010, a decrease of 61%.

Operating revenues in fiscal 2011 were $3,161,858, a decrease of 3% when compared to 2010 operating revenues of $3,245,756.  This is the result of a 14% decrease in combined natural gas and oil production partially offset by a 14% increase in combined price of natural gas and oil.  The average sales price received was $5.60 per Mcfe compared to $4.92 per Mcfe received in fiscal 2010.  Production volumes of natural gas and oil decreased 16% and 6%, respectively, during fiscal 2011.  Revenues from oil and gas royalty interests accounted for approximately 38% of the Company’s revenues for fiscal 2011.

The Company’s estimated present value of proved reserves at March 31, 2011 was approximately $22.7 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, an increase of 25% as compared to the same at March 31, 2010.  The Company’s total estimated proved reserves at March 31, 2011 were 8.757 billion cubic feet of natural gas, an increase of 4% over the prior fiscal year, and 290,000 barrels of oil and natural gas liquids, an increase of 21% over the prior fiscal year.  For fiscal 2011, natural gas constituted approximately 83% of the Company’s total proved reserves and approximately 58% of the Company’s revenues.

Nicholas C. Taylor, President and Chief Executive Officer, stated, “Fiscal 2011 was a productive year for acquisitions including a royalty interest in over 5,000 acres in the Haynesville area of Desoto Parish, Louisiana, a royalty company with interests in over 300 wells and most significantly, an approximately 10.8% working interest (7.77% net revenue interest) in an oil property in the Fuhrman-Mascho Field in Andrews County, Texas with a new well producing approximately 90 barrels of oil per day with space for at least 11 more infill wells.”  Acquisitions by Mexco in fiscal 2011 totaled $3.1 million with debt currently at $950,000.

The Company owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts to increase oil and natural gas reserves, through acquisitions, exploration and development.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations.  These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2011.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2011	2010	2009
Operating revenues:
Oil and gas	$3,145,247	$3,220,763	$4,876,627
Other	16,611	24,993	49,366
Total operating revenues	3,161,858	3,245,756	4,925,993

Operating expenses:
Production	1,025,932	1,054,224	1,195,584
Accretion of asset retirement obligation	34,129	31,625	28,578
Depreciation, depletion and amortization	1,047,906	1,113,141	1,046,120
General and administrative	877,790	870,558	876,756
Total operating expenses	2,985,757	3,069,548	3,147,038

Operating profit	176,101	176,208	1,778,955

Other income (expenses):
Interest income	360	478	1,838
Interest expense	(36,361)	(33,082)	(81,961)

Net other expense	(36,001)	(32,604)	(80,123)

Earnings before provision for income taxes	140,100	143,604	1,698,832

Income tax expense (benefit):
Current	(25,502)	25,502	539,048
Deferred	9,906	(282,737)	(10,786)
	(15,596)	(257,235)	528,262

Net income	$155,696	$400,839	$1,170,570

Earnings per common share:
Basic:	$0.08	$0.21	$0.63
Diluted:	$0.08	$0.21	$0.61

Weighted average common shares outstanding:
Basic:	1,947,605	1,888,070	1,846,394
Diluted:	1,962,656	1,929,588	1,934,235

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$179,071	$160,439
Accounts receivable:
Oil and gas sales	384,215	538,444
Trade	42,432	63,455
Related parties	-	55
Prepaid costs and expenses	64,479	17,161
Total current assets	670,197	779,554

Property and equipment, at cost
Oil and gas properties, using the full cost method	30,426,817	27,353,016
Other	78,520	76,161
	30,505,337	27,429,177

Less accumulated depreciation, depletion and amortization	15,227,063	14,179,156
Property and equipment, net	15,278,274	13,250,021
	$15,948,471	$14,029,575

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$199,944	$301,160

Long-term debt	1,800,000	700,000
Asset retirement obligations	528,911	486,305
Deferred income tax liabilities	912,663	902,757

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,089,116 and 2,003,866 shares issued; 2,029,949 and 1,919,866 shares outstanding as of
March 31, 2011 and 2010, respectively	1,044,558	1,001,933
Additional paid-in capital	6,453,226	5,907,899
Retained earnings	5,311,834	5,156,138
Treasury stock, at cost (59,167 and 84,000 shares, respectively)	(302,665)	(426,617)
Total stockholders' equity	12,506,953	11,639,353
	$15,948,471	$14,029,575